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Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related Prospectus of Lehman Brothers Holdings Inc. (the "Company") and for the registration of $1,000,000,000 which may used to offer Debt Securities, Warrants, Purchase Contracts, Preferred Stock, Depositary Shares, Units and Common Stock and to the incorporation by reference therein of our report dated January 29, 2004 with respect to the consolidated financial statements and financial statement schedule of the Company included in its Annual Report on Form 10-K for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

New York, New York
December 6, 2004

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  Exhibit 23.03
Consent of Independent Registered Public Accounting Firm